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                                                                   EXHIBIT 99(b)

                        KEYCORP STUDENT LOAN TRUST 1999-B
                              OFFICER'S CERTIFICATE

Bank One, National Association             Banker's Trust Company
One Bank One Plaza, Suite 0126             Four Albany Street
Chicago, Illinois 60670                    New York, New York 10006
ATTN: Corporate Trust Administration       ATTN: Corporate Trust & Agency Group
                                             Structured Finance
Phone:   (312) 407-0192                    Phone:    (212) 250-6501
Fax:     (312) 407-1708                    Fax:      (212) 250-6439

Key Bank USA, National Association
800 Superior Ave, 4th Floor
Cleveland, OH  44114
ATTN: Senior Vice President
         Key Education Resources
Phone:   (216) 828-9342
Fax:     (216) 828-9417


Pursuant to Section 3.08 of the Subservicing Agreement between Key Bank USA, National Association as Master Servicer and Pennsylvania Higher Education Assistance Agency, as Subservicer, dated as of September 1, 1999 (the "Agreement"), the undersigned hereby certifies that (i) a review of the activities of the Subservicer from January 1, 2000, through December 31, 2000, and of its performance under the Agreement has been made, and (ii) to the best of the undersigned's knowledge, based on the review, the Subservicer has fulfilled all its obligations under the Agreement throughout such period

                                           PENNSYLVANIA HIGHER EDUCATION
                                           ASSISTANCE AGENCY,  Subservicer

Date: March 21, 2001                      By   /s/ Ernest P. Beardsley
      ----------------------                 -------------------------------
                                          Name:  Ernest P. Beardsley
                                          Title: Senior Vice President